Exhibit 99.1

Bridgewater Bancshares, Inc. Announces Results for the First Quarter 2018

Bridgewater Bancshares, Inc. (Nasdaq: BWB) (the “Company”), the parent company of Bridgewater Bank (the “Bank”), today announced financial results for the first quarter ended March 31, 2018. The Company announced net income for the first quarter of 2018 of $6.0 million, or $0.23 per diluted share, compared to net income for the first quarter of 2017 of $4.1 million, or $0.16 per diluted share.

Jerry Baack, Chairman, President, and Chief Executive Officer, commented, “We could not be more pleased with our first quarter activity and results. We recently completed our initial public offering (IPO) and listing on Nasdaq on March 14, 2018, becoming the first bank in Minnesota to go public in more than 25 years. The capital raised through the IPO creates a great opportunity in our market for continued growth by providing an unconventional experience to the clients, businesses, and communities that we serve.  Our strong first quarter results are a product of the operational efficiency of our talented employees and the positive impact of tax reform. Looking ahead as a public company, we expect to build on our momentum from the IPO by continuing to live by our core values and by working to deliver strong and consistent results to enhance long-term shareholder value.”

FIRST QUARTER 2018 FINANCIAL RESULTS

		Basic	Diluted		Tangible book
ROA	ROE	Earnings per share	Earnings per share	Efficiency ratio (1)	value per share (1)
1.48%	16.16%	$0.23	$0.23	42.8%	$6.49

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Highlights

•

Annualized return on average assets (ROA) and return on average common equity (ROE) for the first quarter of 2018 were 1.48% and 16.16%, respectively, compared to annualized ROA and ROE of 1.26% and 13.93%, respectively, for the first quarter of 2017.

•	Net income was $6.0 million for the first quarter of 2018 compared to $4.1 million for the first quarter of 2017, an increase of 45.7%.

•	Diluted earnings per share for the first quarter of 2018 were $0.23, compared to $0.16 for the first quarter of 2017.

•	Gross loans increased $320.7 million to $1.41 billion at the end of the first quarter of 2018 compared to $1.08 billion as of the same time last year, an increase of 29.6%.

•

Completed successful initial public offering of our common stock at an offering price of $11.75 per share, which generated net proceeds to the Company of $59.4 million. The stock began trading on the Nasdaq Capital Market on March 14th under the ticker symbol “BWB.”

Key Financial Measures

	As of and for the three months ended
	Mar 31,	Mar 31,
	2018	2017
Per Common Share Data (1)
Basic Earnings Per Share	$0.23	$0.17
Diluted Earnings Per Share	0.23	0.16
Book Value Per Share	6.62	4.91
Tangible Book Value Per Share (2)	6.49	4.75
Basic Weighted Average Shares Outstanding	25,755,764	24,589,861
Diluted Weighted Average Shares Outstanding	26,171,433	24,798,753
Shares Outstanding at Period End	30,059,374	24,589,861

Selected Performance Ratios
Return on Average Assets (Annualized)	1.48%	1.26%
Return on Average Common Equity (Annualized)	16.16	13.93
Return on Average Tangible Common Equity (Annualized) (2)	16.59	14.42
Yield on Interest Earning Assets	4.76	4.72
Yield on Total Loans, Gross	5.11	5.09
Cost of Interest Bearing Liabilities	1.37	1.08
Cost of Total Deposits	0.92	0.75
Net Interest Spread	3.39	3.64
Net Interest Margin (3)	3.77	3.97
Efficiency Ratio (2)	42.8	41.2
Noninterest Expense to Average Assets	1.61	1.60
Loan to Deposit Ratio	103.9	95.0
Core Deposits to Total Deposits	74.5	76.4
Tangible Common Equity to Tangible Assets (2)	11.64	8.64

Capital Ratios (Bank Only)
Tier 1 Leverage Ratio	11.51%	9.72%
Tier 1 Risk-based Capital Ratio	12.67	11.67
Total Risk-based Capital Ratio	13.86	12.92

(1)	Includes shares of our common stock and our non-voting common stock.
(2)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.
(3)	Amounts calculated on a tax-equivalent basis using the statutory federal tax rate of 21% for 2018 and 35% for 2017.

Selected Financial Data

	As of and for the three months ended
	Mar 31,	Mar 31,
	2018	2017	% Change
Selected Balance Sheet Data
Total Assets	$1,681,597	$1,354,354	24.2%
Total Loans, Gross	1,405,420	1,084,752	29.6
Allowance for Loan Losses	17,121	13,216	29.5
Goodwill and Other Intangibles	3,821	4,012	(4.8)

Deposits	1,353,036	1,141,837	18.5
Tangible Common Equity (1)	195,218	116,730	67.2
Total Shareholders' Equity	199,039	120,742	64.8
Average Total Assets	1,625,749	1,312,058	23.9
Average Common Equity	149,318	118,870	25.6

Selected Income Statement Data
Interest Income	$18,710	$14,612	28.0%
Interest Expense	3,947	2,421	63.0
Net Interest Income	14,763	12,191	21.1
Provision for Loan Losses	600	950	(36.8)
Net Interest Income after Provision for Loan Losses	14,163	11,241	26.0
Noninterest Income	387	480	(19.4)
Noninterest Expense	6,532	5,254	24.3
Income Before Income Taxes	8,018	6,467	24.0
Provision for Income Taxes	2,068	2,384	(13.3)
Net Income	$5,950	$4,083	45.7

(1)	Represents a non-GAAP financial measure. See "Non-GAAP Financial Measures" for further details.

Income Statement

Net Interest Income

Net interest income was $14.8 million for the first quarter of 2018, an increase of $2.6 million, or 21.1%, compared to $12.2 million for the first quarter of 2017. The increase in net interest income was largely attributable to growth in average interest earning assets, which increased by 24.1% to $1.61 billion for the three months ended March 31, 2018, from $1.30 billion for the three months ended March 31, 2017. This increase in our average interest earning assets was due to continued organic growth in our loan portfolio.

Net interest margin (on a fully tax-equivalent basis) for the first quarter of 2018 was 3.77% compared to 3.97% for the first quarter of 2017, a decrease of 20 basis points. While net interest margin has benefitted from the repricing of variable-rate loans and the origination of new loans at higher rates, this was offset by increased balances and rates on non-core deposits and borrowings. Furthermore, the lower statutory federal tax rate reduced the tax equivalent adjustment by seven basis points.

Interest income on interest earning assets increased $3.8 million, or 25.2%, to $19.0 million for the first quarter of 2018, as compared to $15.1 million for the first quarter of 2017, primarily due to the increases in average balances on loans. The yield on interest earning assets rose to 4.76% in the first quarter of 2018, compared to 4.72% in the first quarter of 2017.

Interest expense on interest bearing liabilities increased $1.5 million, to $3.9 million for the first quarter of 2018, as compared to $2.4 million for the first quarter of 2017, primarily due to increases in average balances of both deposits and borrowings. The cost of interest bearing liabilities increased to 1.37% in the first quarter of 2018 from 1.08% in the first quarter of 2017 due to higher costs and average balances of non-core interest bearing deposits and the issuance of subordinated debt that occurred in the third quarter of 2017.

A summary of the Company’s average balances, interest income and expense, and net interest margin for the three-month periods ended March 31, 2018 and 2017 is as follows:

Consolidated Average Balances, Interest Yields and Rates (Unaudited)

	For the three-month period ended
	March 31, 2018			March 31, 2017
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	& Fees	Rate	Balance	& Fees	Rate
(dollars in thousands)
Interest Earning Assets:
Cash Investments	$21,693	$49	0.92%	$19,014	$33	0.70%
Investment Securities:
Taxable Investment Securities	119,218	633	2.15	96,587	374	1.57
Tax-Exempt Investment Securities (1)	114,828	1,183	4.18	130,230	1,516	4.72
Total Securities	234,046	1,816	3.15	226,817	1,890	3.38
Loans (2)	1,353,031	17,048	5.11	1,051,058	13,192	5.09
Federal Home Loan Bank Stock	5,393	45	3.38	4,170	28	2.72
Total Interest Earning Assets	1,614,163	18,958	4.76	1,301,059	15,143	4.72%
Noninterest Earning Assets	11,586			10,999
Total Assets	$1,625,749			$1,312,058
Interest Bearing Liabilities:
Interest Bearing Transaction Deposits	168,509	113	0.27%	127,346	77	0.25%
Savings and Money Market Deposits	354,009	756	0.87	251,027	418	0.68
Time Deposits	298,333	1,223	1.66	278,864	1,017	1.48
Brokered Deposits	211,058	917	1.76	153,412	506	1.34
Federal Funds Purchased	28,511	118	1.68	22,956	49	0.87
Notes Payable	16,500	152	3.74	18,500	167	3.66
FHLB Advances	68,278	299	1.78	53,000	187	1.43
Subordinated Debentures	24,544	369	6.10	—	—	—
Total Interest Bearing Liabilities	1,169,742	3,947	1.37%	905,105	2,421	1.08%
Noninterest Bearing Liabilities:
Noninterest Bearing Transaction Deposits	295,587			286,833
Other Noninterest Bearing Liabilities	11,102			1,250
Total Noninterest Bearing Liabilities	306,689			288,083
Shareholders' Equity	149,318			118,870
Total Liabilities and Shareholders' Equity	$1,625,749			$1,312,058
Net Interest Income/ Interest Rate Spread		15,011	3.39%		12,722	3.64%
Net Interest Margin (3)			3.77%			3.97%
Taxable Equivalent Adjustment:
Tax-Exempt Investment Securities		(248)			(531)
Net Interest Income		$14,763			$12,191

(1)	Interest income and average rates for tax-exempt investment securities are presented on a tax-equivalent basis, assuming a statutory federal income tax rate of 21% in 2018 and 35% in 2017.
(2)	Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(3)

Net tax-equivalent interest margin during the periods presented represents: (i) the difference between interest income on interest earning assets and the interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

Provision for Loan Losses

The provision for loan losses was $600,000 for the first quarter of 2018, a decrease of $350,000 compared to the provision for loan losses of $950,000 for the first quarter of 2017. The provision decreased in the first quarter of 2018 due largely to lower net charge-offs and overall improvement in asset quality, coupled with moderate loan growth in comparison to the first quarter of 2017.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2018 and 2017 is as follows:

(dollars in thousands)	2018	2017
Balance at January 1,	$16,502	$12,333
Provision for Loan Losses	600	950
Charge-offs	(12)	(80)
Recoveries	31	13
Balance at March 31,	$17,121	$13,216

Noninterest Income and Expense

Noninterest income was $387,000 for the first quarter of 2018, a decrease of $93,000 from $480,000 for the first quarter of 2017. The decrease was primarily due to lower gains on sales of available for sale securities and foreclosed assets.

Noninterest expense was $6.5 million for the first quarter of 2018, an increase of $1.3 million, or 24.3% from $5.3 million for the first quarter of 2017. The increase was primarily driven by a $1.2 million increase in salaries and employee benefits as the result of merit increases and increased staff to meet the needs of the Company’s growing infrastructure.

The following table presents the major components of noninterest expense for the first quarter of 2018, compared to the first quarter of 2017:

	Three Months Ended
	March 31,		Increase/
(dollars in thousands)	2018	2017	(Decrease)
Noninterest Expense:
Salaries and Employee Benefits	$4,318	$3,168	$1,150
Occupancy and Equipment	574	549	25
FDIC Insurance Assessment	270	255	15
Data Processing	32	194	(162)
Professional and Consulting Fees	301	228	73
Information Technology and Telecommunications	183	167	16
Marketing and Advertising	284	254	30
Intangible Asset Amortization	48	48	—
Other Expense	522	391	131
Totals	$6,532	$5,254	$1,278

Full-time equivalent employees increased from 101 at the end of the first quarter of 2017 to 118 at the end of the first quarter of 2018. Despite increased overhead, as well as higher operating costs associated with the IPO, the Company experienced only a marginal increase in the efficiency ratio, a non-GAAP financial measure. The efficiency ratio was 42.8% for the first quarter of 2018, compared to 41.2% for the first quarter of 2017.

Income Taxes

The effective combined federal and state income tax rate for the first quarter of 2018 was 25.8% as compared to 36.9% for the first quarter of 2017. The lower effective combined rate is primarily due to the reduction in the federal corporate tax rate from 35% to 21%.

Balance Sheet

Total assets at March 31, 2018 were $1.68 billion, up from $1.62 billion at December 31, 2017, and a 24.2% increase from $1.35 billion at March 31, 2017. The increase in total assets was primarily due to organic loan growth.

Total gross loans at March 31, 2018 were $1.41 billion, an increase of $58.3 million, or 4.3%, over total gross loans of $1.34 billion at December 31, 2017, and an increase of $320.7 million, or 29.6%, over total gross loans of $1.08 billion at March 31, 2017.

The following table details dollar composition and percentage composition of the Company’s loan portfolio, by category, at the dates indicated:

	March 31, 2018		December 31, 2017		March 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
(dollars in thousands)
Commercial and Industrial	$199,262	14.18%	$217,753	16.16%	$140,753	12.98%
Construction and Land Development	147,842	10.52	130,586	9.69	113,381	10.45
Real Estate Mortgage:
1 - 4 Family Mortgage	200,573	14.27	195,707	14.53	181,920	16.77
Multifamily	332,770	23.68	317,872	23.60	253,665	23.38
CRE Owner Occupied	67,512	4.80	65,909	4.89	62,867	5.80
CRE Nonowner Occupied	453,498	32.27	415,034	30.81	327,903	30.23
Total Real Estate Mortgage Loans	1,054,353	75.02	994,522	73.83	826,355	76.18
Consumer and Other	3,963	0.28	4,252	0.32	4,263	0.39
Total Loans, Gross	1,405,420	100.00%	1,347,113	100.00%	1,084,752	100.00%
Allowance for Loan Losses	(17,121)		(16,502)		(13,216)
Net Deferred Loan Fees	(4,130)		(4,104)		(3,494)
Total Loans, Net	$1,384,169		$1,326,507		$1,068,042

Total deposits at March 31, 2018 were $1.35 billion, an increase of $13.7 million, or 1.0%, over total deposits of $1.34 billion at December 31, 2017, and an increase of $211.2 million, or 18.5%, over total deposits of $1.14 billion at March 31, 2017. Noninterest bearing deposits were $315.0 million at March 31, 2018, compared to $292.5 million at December 31, 2017, and $322.6 million at March 31, 2017. Noninterest bearing deposits comprised 23.3% of total deposits at March 31, 2018, compared to 21.8% at December 31, 2017, and 28.2% at March 31, 2017. Interest bearing deposits were $1.04 billion at March 31, 2018, compared to $1.05 billion at December 31, 2017, and $819.3 million at March 31, 2017. Interest bearing deposits comprised 76.7% of total deposits at March 31, 2018, compared to 78.3% at December 31, 2017, and 71.8% at March 31, 2017.

Shareholders’ equity at March 31, 2018 was $199.0 million, an increase of $61.9 million, or 45.1%, over shareholders’ equity of $137.2 million at December 31, 2017, and an increase of $78.3 million, or 64.8%, over shareholders’ equity of $120.7 million at March 31, 2017. The increase in both periods was primarily due to capital raised in the initial public offering and net income for the respective periods.

Asset Quality

Asset quality metrics remained strong at March 31, 2018. Annualized net charge-offs as a percent of average loans for the first quarter of 2018 were (0.01%) (a net recovery), compared to 0.00% for the fourth quarter of 2017, and 0.03% for the first quarter of 2017. At March 31, 2018, the Company’s nonperforming assets, which include nonaccrual loans and other real estate owned, were $1.4 million, 0.08% of total assets, as compared to $1.7 million, 0.11% of total assets, at December 31, 2017, and $5.0 million, 0.37% of total assets, at March 31, 2017.

About the Company

Bridgewater Bancshares, Inc. is a financial holding company headquartered in Bloomington, Minnesota. The Company has two wholly owned subsidiaries, Bridgewater Bank, a Minnesota-chartered commercial bank founded in November 2005, and Bridgewater Risk Management, Inc., a captive insurance company founded in December 2016. Bridgewater Bank currently operates through 6 branches in Bloomington, Greenwood, Minneapolis (2), St. Louis Park, and Orono, all located within the Minneapolis-St. Paul-Bloomington metropolitan statistical area.

Investor Relations Contact:

Jerry Baack

Chief Executive Officer

investorrelations@bwbmn.com

952-893-6866

Use of Non-GAAP financial measures

In addition to the results presented in accordance with General Accepted Accounting Principles (“GAAP”), the Company routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. The Company believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors to help them understand the Company’s operating performance and trends, and to facilitate comparisons with the performance of peers. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of non-GAAP disclosures used in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature.  Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control.  Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: loan concentrations in our portfolio; the overall health of the local and national real estate market; our ability to successfully manage credit risk; business and economic conditions generally and in the financial services industry, nationally and within our market area; our ability to maintain an adequate level of allowance for loan losses; our high concentration of large loans to certain borrowers; our ability to successfully manage liquidity risk; our dependence on non-core funding sources and our cost of funds; our ability to raise additional capital to implement our business plan; our ability to implement our growth strategy and manage costs effectively; the composition of our senior leadership team and our ability to attract and retain key personnel; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; competition in the financial services industry; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us; the impact of recent and future legislative and regulatory changes; interest rate risk; fluctuations in the values of the securities held in our securities portfolio; and any other risks described in the “Risk Factors” sections of other reports filed by the Company with the Securities and Exchange Commission.  Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands, except share data)

	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Cash and Cash Equivalents	$20,125	$23,725
Bank-owned Certificates of Deposits	3,803	3,072
Securities Available for Sale, at Fair Value	236,819	229,491
Loans, Net of Allowance for Loan Losses of $17,121 at March 31, 2018 and $16,502 at December 31, 2017	1,384,169	1,326,507
Federal Home Loan Bank (FHLB) Stock, at Cost	5,214	5,147
Premises and Equipment, Net	10,151	10,115
Foreclosed Assets	288	581
Accrued Interest	5,753	5,342
Goodwill	2,626	2,626
Other Intangible Assets, Net	1,195	1,243
Other Assets	11,454	8,763
Total Assets	$1,681,597	$1,616,612

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Noninterest-Bearing	$315,036	$292,539
Interest-Bearing	1,038,000	1,046,811
Total Deposits	1,353,036	1,339,350
Federal Funds Purchased	9,000	23,000
Notes Payable	16,500	17,000
FHLB Advances	73,000	68,000
Subordinated Debentures, Net of Issuance Costs	24,552	24,527
Accrued Interest Payable	1,085	1,408
Other Liabilities	5,385	6,165
Total Liabilities	1,482,558	1,479,450

SHAREHOLDERS' EQUITY
Preferred Stock- $0.01 par value
Authorized 10,000,000; None Issued and Outstanding at March 31, 2018 (unaudited) and December 31, 2017	—	—
Common Stock- $0.01 par value
Common Stock - Authorized 75,000,000; Issued and Outstanding 27,235,832 at March 31, 2018 (unaudited) and 20,834,001 at December 31, 2017	272	208
Non-voting Common Stock- Authorized 10,000,000; Issued and Outstanding 2,823,542 at March 31, 2018 (unaudited) and 3,845,860 at December 31, 2017	28	38
Additional Paid-In Capital	125,326	66,324
Retained Earnings	75,264	69,508
Accumulated Other Comprehensive Income (Loss)	(1,851)	1,084
Total Shareholders' Equity	199,039	137,162
Total Liabilities and Equity	$1,681,597	$1,616,612

Bridgewater Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income

(dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2018	2017
INTEREST INCOME
Loans, Including Fees	$17,048	$13,192
Investment Securities	1,567	1,359
Other	95	61
Total Interest Income	18,710	14,612

INTEREST EXPENSE
Deposits	3,009	2,018
Notes Payable	152	167
FHLB Advances	299	187
Subordinated Debentures	369	—
Federal Funds Purchased	118	49
Total Interest Expense	3,947	2,421

NET INTEREST INCOME	14,763	12,191
Provision for Loan Losses	600	950

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	14,163	11,241

NONINTEREST INCOME
Customer Service Fees	170	152
Net Gain on Sales of Available for Sale Securities	—	31
Net Gain on Sales of Foreclosed Assets	4	39
Other Income	213	258
Total Noninterest Income	387	480

NONINTEREST EXPENSE
Salaries and Employee Benefits	4,318	3,168
Occupancy and Equipment	574	549
Other Expense	1,640	1,537
Total Noninterest Expense	6,532	5,254

INCOME BEFORE INCOME TAXES	8,018	6,467
Provision for Income Taxes	2,068	2,384
NET INCOME	$5,950	$4,083

EARNINGS PER SHARE
Basic	$0.23	$0.17
Diluted	$0.23	$0.16
Dividends Paid Per Share	$—	$—

Bridgewater Bancshares, Inc. and Subsidiaries
Summary Quarterly Consolidated Financial Data (Unaudited)

(dollars in thousands, except share and per share data)

	As of and for the three months ended
	Mar 31,	Dec 31,	Mar 31,
	2018	2017	2017
Selected Asset Quality Data
Loans 30-89 Days Past Due	$19	$664	$438
Loans 30-89 Days Past Due to Total Loans	0.00%	0.05%	0.04%
Nonperforming Loans	$1,128	$1,139	$1,538
Nonperforming Loans to Total Loans	0.08%	0.08%	0.14%
Foreclosed Assets	$288	$581	$3,497
Nonaccrual Loans to Total Loans	0.08%	0.08%	0.14%
Nonaccrual Loans and Loans Past Due 90 Days and Still Accruing to Total Loans	0.08	0.08	0.14
Nonperforming Assets (1)	$1,416	$1,720	$5,035
Nonperforming Assets to Total Assets (1)	0.08%	0.11%	0.37%
Allowance for Loan Losses to Total Loans	1.22	1.22	1.22
Allowance for Loans Losses to Nonperforming Loans	1,517.82	1,448.81	859.30
Net Loan Charge-Offs (Recoveries) (Annualized) to Average Loans	(0.01)	0.00	0.03

(1)	Nonperforming assets are defined as nonaccrual loans plus loans 90 days past due plus foreclosed assets.

Non-GAAP Financial Measures

	As of and for the three months ended
	Mar 31,	Mar 31,
	2018	2017
(dollars in thousands, except share data)
Efficiency Ratio
Noninterest Expense	$6,532	$5,254
Less: Amortization of Intangible Assets	(48)	(48)
Adjusted Noninterest Expense	$6,484	$5,206
Net Interest Income	14,763	12,191
Noninterest Income	387	480
Less: (Gain) Loss on Sales of Securities	—	(31)
Adjusted Operating Revenue	$15,150	$12,640
Efficiency Ratio	42.8%	41.2%

Tangible Common Equity and Tangible Common Equity/Tangible Assets
Common Equity	$199,039	$120,742
Less: Intangible Assets	(3,821)	(4,012)
Tangible Common Equity	195,218	116,730
Total Assets	1,681,597	1,354,354
Less: Intangible Assets	(3,821)	(4,012)
Tangible Assets	$1,677,776	$1,350,342
Tangible Common Equity/Tangible Assets	11.64%	8.64%

Tangible Book Value Per Share
Book Value Per Common Share	$6.62	$4.91
Less: Effects of Intangible Assets	(0.13)	(0.16)
Tangible Book Value Per Common Share	$6.49	$4.75

Average Tangible Common Equity
Average Common Equity	$149,318	$118,870
Less: Effects of Average Intangible Assets	(3,844)	(4,028)
Average Tangible Common Equity	$145,474	$114,842